Black Ridge Rights Offering

May 2017

Introduction

- Black Ridge sees opportunities for oil and gas acquisitions that would provide the potential for attractive returns to investors
- To capitalize on this opportunity, we are conducting an offering to raise capital to sponsor a Special Purpose Acquisition Company (SPAC) focused on an acquisition in the energy industry
- Black Ridge is planning to raise the sponsor funding via a Rights Offering so that all shareholders of Black Ridge have the opportunity to participate in this investment
- We have filed a registration statement with SEC to register the offering of subscription rights to each our shareholders to acquire additional shares of our common stock (the Rights Offering) and we will receive the proceeds of each exercise of the subscription rights issued in the Rights Offering
- In addition, certain backstop purchasers have agreed to contribute additional capital in exchange for additional shares and warrants in a simultaneous transaction (the Backstop Offering) to ensure we receive sufficient proceeds to sponsor a SPAC
- The proceeds from the rights offering are expected to provide sufficient capital to sponsor a SPAC initial public offering of between $75 million and $125 million.
- In exchange for this initial contribution, sponsors of a SPAC typically receive securities representing approximately 20% of the SPAC's outstanding shares following the SPAC's initial public offering

SPAC Primer

A Special Purpose Acquisition Company (SPAC) is a publicly listed "cash box" formed by a sponsor. The SPAC initial public offering (IPO) is an equity raise that is used by the sponsor to acquire a target company or set of assets that are merged into the SPAC, creating a publicly listed operating company.

Initial SPAC formation	• We are targeting to raise $75 million to $125 million via the IPO of a SPAC • 100% of the IPO proceeds of a SPAC IPO are placed in trust and released at closing of a merger or acquisition, or liquidated back to the shareholders if an acquisition does not occur within the 24 month SPAC timeline
Sponsor funding	• A SPAC sponsor is typically responsible for funding the cost of the IPO and working capital for the SPAC, which is anticipated to be 3% to 5% of the capital raised by the SPAC
SPAC objective and timeline	• A SPAC sponsor will typically have 24 months from the IPO date to identify, execute and receive SPAC shareholder approval for an acquisition that is merged into the SPAC. Investors in a SPAC IPO receive their pro rata share of the IPO proceeds if they elect not to participate in the business combination or if the SPAC sponsor team fails to identify a target in time and the SPAC is liquidated.
What a SPAC sponsor receives	• **A SPAC sponsor's funding could be forfeited if the SPAC does not complete an acquisition within 24 months, and as such is considered "risk capital".** If the SPAC does not complete an acquisition within 24 months and all of the sponsor risk capital is not spent, the sponsor will receive the remaining funds back. • SPAC sponsors typically receive "Founders Shares" as an equity promote, representing 20% of the outstanding shares of the SPAC post-IPO. Founders Shares will have zero worth if a deal is not consummated within the required period

Black Ridge Rights Offering

- A rights offering is an offer by a company, to existing shareholders, to buy additional shares in proportion to the number of shares they already own

- The board of Black Ridge Oil & Gas intends to raise $5.182 million via a rights offering available to all existing Black Ridge shareholders
  - The proceeds raised would be used to sponsor a SPAC and for general corporate purposes
  - For each share of Black Ridge common stock owned, shareholders have the right to purchase nine shares at $0.012/share
  - Approximately 432 million shares will be issued in the rights offering
  - The shares will be fully registered and immediately tradeable upon issuance

- At $5.182 million of capital raised, rights offering participants would own 90% of the common stock of Black Ridge, excluding dilution from management stock incentive programs

- The Berman family, which owns 12,363,897 shares of Black Ridge, has agreed to fully participate in the rights offering

Black Ridge Rights Offering Backstop

- A group of investors, including members of the company's board of directors and CEO, have agreed to serve as backstop for the rights offering

- The total amount committed to the backstop is $2.9 million

- The backstop investors will agree to purchase all of the remaining, unsubscribed securities from the rights offering, on a pro-rata basis

- The backstop investors will receive warrants to purchase additional shares of common stock issued at an exercise price of $0.01 per share

Black Ridge Rights Offering: Timeline

- Draft rights offering filed with SEC on May 23, 2017
- The record date for the rights offering is expected to be the date on which the registration statement is declared effective by the SEC
- As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock as of the record date
- Shareholders are expected to have at least 20 days following the record date to exercise their subscription rights.

The Rights Offering is available on the SEC's EDGAR website:
https://www.sec.gov/Archives/edgar/data/1490161/000168316817001385/brog_s1.htm

To request a copy of the written prospectus for the Rights Offering, please contact:

James Moe
Black Ridge Oil & Gas, Inc.
110 North 5th Street, Suite 410,
Minneapolis, Minnesota 55403
(952) 426-1241